JAMES STAFFORD

James Stafford, Inc.*

Chartered Accountants

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

Canada V6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

* Incorporated professional, James Stafford, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Form 20-F of PowerNova Technologies Corporation and to the incorporation of our report dated 28 February 2007, with respect to the balance sheet of PowerNova Technologies as at 31 May 2006 and 2005, and the related statements of operations, cash flows and changes in shareholders’ deficiency for the years then ended.

/s/ James Stafford

Vancouver, Canada

Chartered Accountants

23 October 2007